Exhibit 23.6

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as a person who will become a director of PAA GP HOLDINGS LLC, a Delaware limited liability company and the general partner of Plains GP Holdings, LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 (SEC File No. 333-190227) filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: September 25, 2013
/s/ Robert V. Sinnott
Robert V. Sinnott